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                                                                    EXHIBIT 11.1

                                AFFYMETRIX, INC.

                 STATEMENT OF COMPUTATION OF NET LOSS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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                                                                 YEAR ENDED DECEMBER 31,       THREE MONTHS ENDED
                                                             -------------------------------       MARCH 31,
                                                               1993       1994       1995       1995       1996
                                                             ---------  ---------  ---------  ---------  ---------
Net loss...................................................  $  (5,592) $  (9,680) $ (10,747) $  (2,174) $  (3,921)
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Historical primary and fully diluted number of shares:
  Weighted average common shares...........................         19        398        409        408        409
  Shares related to SAB Topic 4D:
    Common shares..........................................        201        201        201        201        201
    Stock options and warrants.............................      1,424      1,424      1,424      1,424      1,424
    Preferred shares.......................................      5,778      5,778      5,778      5,778      5,778
                                                             ---------  ---------  ---------  ---------  ---------
Shares used in computing net loss per share................      7,422      7,801      7,812      7,811      7,812
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Net loss per share.........................................  $   (0.75) $   (1.24) $   (1.38) $   (0.28) $   (0.50)
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Pro forma number of shares:
  Weighted average common shares...........................         19        398        409        408        409
  Shares related to SAB Topic 4D:
    Common shares..........................................        201        201        201        201        201
    Stock options and warrants.............................      1,424      1,424      1,424      1,424      1,424
    Preferred shares.......................................      5,778      5,778      5,778      5,778      5,778
  Convertible preferred shares, as if converted............      3,293      9,852      9,852      9,852      9,852
                                                             ---------  ---------  ---------  ---------  ---------
Shares used in computing pro forma net loss per share......     10,715     17,653     17,664     17,663     17,664
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Pro forma net loss per share...............................  $   (0.52) $   (0.55) $   (0.61) $   (0.12) $   (0.22)
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
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